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Zion Commences Drilling

On April 10, 2005, Zion's drilling contractor started the re-entry of the Ma'anit well. Click here for the latest information about drilling schedule and a location map.

The first two photos show the rig floor just before commencement of drilling operations. The next photo shows the drill bit that will be used to clean out the 13-5/8" casing and the old hole down to the approximate depth of 7,500 feet. The fourth and fifth photos show general counsel Philip Mandelker with one of our shareholders at the location. The sixth photo shows in the foreground our executive vice-president Glen Perry with drilling surperintendent Stacy Cude. Click any of the thumbnail photos below to see a larger image.

NOTICE:Zion Oil & Gas, Inc. has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents Zion Oil & Gas has filed with the SEC for more complete information about Zion Oil & Gas and its offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, Zion Oil & Gas or its underwriter will arrange to send you the prospectus if you request it by clicking here.

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